Exhibit 10.2

TAX MATTERS AGREEMENT

Between

DOVER CORPORATION

on behalf of itself

and the DOVER AFFILIATES

and

KNOWLES CORPORATION

on behalf of itself

and the KNOWLES AFFILIATES

This Tax Matters Agreement (the “Agreement”) is entered into as of the [    ] day of [            ], 2014, between Dover Corporation (“Dover”), a Delaware corporation, and Knowles Corporation (“Knowles”), a Delaware corporation.

R E C I T A L S:

WHEREAS, the board of directors of Dover has determined that it is appropriate and advisable to: (i) separate the Knowles Business from Dover’s remaining businesses (the “Separation”), which will include the transfer of the assets (including interests in intangible assets and stock of subsidiaries) used in connection with the Knowles Business to Knowles (the “Contribution”); and (ii) following the Contribution, make a distribution, on a pro rata basis, to holders of common shares, without par value, of Dover of all of the outstanding shares of common stock, par value $0.01 per share, of Knowles owned by Dover (the “Distribution”) (the date of such Distribution, the “Distribution Date”); and

WHEREAS, Dover and Knowles intend that the Contribution and Distribution and certain other transactions effected as part of the Separation qualify as Tax-free under Sections 355 and 361 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as of the date hereof, Dover is the common parent of an affiliated group of domestic corporations, including Knowles, that has elected to file consolidated U.S. federal income Tax Returns and, as a result of the Distribution, neither Knowles nor any of its Affiliates will be a member of such group after the close of the Distribution Date;

WHEREAS, Dover and Knowles desire to allocate the responsibilities for various Taxes of the Dover Group (defined below) and the Knowles Group (defined below) for periods prior to and after the Distribution; and

WHEREAS, Dover and Knowles desire to allocate the responsibilities for certain Tax liabilities incurred in connection with the transactions involved in the Separation, Contribution and Distribution, including transactions occurring after the Effective Date;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, Dover and Knowles (each on behalf of itself, each of its Affiliates as of the Effective Time, and its future Affiliates) hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01 Definitions. Reference is made to Section 5.14 of this Agreement regarding the interpretation of certain words and phrases used in this Agreement. Capitalized terms used in this Agreement and not defined in this Section 1.01 shall have the meanings assigned to them in the Distribution Agreement (defined below). In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Unless otherwise indicated, the term Affiliate shall refer to Affiliates of a Party as determined immediately after the Distribution.

“After-Tax Amount” means, with respect to any payment under this Agreement, an additional amount necessary to reflect the increase in Tax that would result from the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment (as increased by the After-Tax Amount) for the relevant taxable periods, whether or not an actual increase occurs, and reflecting any Tax savings available to the recipient.

“Agreement” has the meaning set forth in the Preamble.

“Code” has the meaning ascribed to such term in the second WHEREAS clause hereof.

“Contribution” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Corresponding Portion of the Tax Detriment” means the product of the Tax Detriment and a fraction the numerator of which is the amount of the related Tax Benefit for a taxable period and the denominator of which is the sum of the related Tax Benefits for all of the relevant taxable periods.

“Covered Transaction Tax” has the meaning ascribed to such term in Section 3.01(a).

“Determination” means (i) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code and, with respect to Taxes other than U.S. federal income Taxes, any decision, judgment, decree or other order by a court of competent jurisdiction that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (ii) the execution of an IRS Form 870-AD (or successor form) or other closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iii) a final settlement resulting from a competent authority determination; (iv) any other final disposition, by mutual agreement of the Parties or by reason of the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns, or appeals from adverse determinations; or (v) the payment of, or incurring liability for, Tax with respect to which the Party responsible for such Tax under this Agreement determines that no action should be taken to recoup such payment or contest such liability.

“Distribution” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Distribution Agreement” means the Separation and Distribution Agreement entered into by and between Dover and Knowles as the same may be amended.

“Distribution Date” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Dover” has the meaning set forth in the Preamble.

“Dover Group” means Dover and all Affiliates of Dover.

“EMA” means the Employee Matters Agreement, as set forth in the Distribution Agreement.

“Effective Time” has the meaning set forth in the Distribution Agreement.

“Employment Taxes” means withholding, payroll, social security, workers compensation, unemployment, disability, and other similar taxes together with any interest, penalties, additions to tax, or additional amounts with respect thereto imposed by any Tax Authority on any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Filing Group” means (i) the Dover Group in the case of a Tax Return required to be filed by a member of the Dover Group (determined following the Separation) under applicable law, or (ii) the Knowles Group in the case of a Tax Return required to be filed by a member of the Knowles Group under applicable law.

“Filing Group Parent” means (i) Dover, in the case the Dover Group is the Filing Group, or (ii) Knowles, in the case the Knowles Group is the Filing Group.

“Governmental Authority” has the meaning set forth in the Distribution Agreement.

“Indemnified Party” has the meaning ascribed to such term in Section 5.17(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 5.17(a).

“Internal Distribution” has the meaning ascribed to such term in Section 3.01(b).

“IRS” means the United States Internal Revenue Service.

“Knowles” has the meaning set forth in the Preamble.

“Knowles Business” has the meaning set forth in the Distribution Agreement.

“Knowles Group” means Knowles and all Affiliates of Knowles (determined following the Separation).

“Non-Filing Group” means (i) the Knowles Group, in the case of a Tax Return required to be filed by a member of the Dover Group (determined following the Separation) under applicable law, or (ii) the Dover Group, in the case of a Tax Return required to be filed by a member of the Knowles Group under applicable law.

“Non-Filing Group Parent” means (i) Dover, in the case where the Dover Group is the Non-Filing Group, and (ii) Knowles, in the case where the Knowles Group is the Filing Group.

“Other Tax Ruling” means each ruling (other than the Private Letter Ruling) issued by a Tax Authority pursuant to a ruling request filed on behalf of Dover and/or an Affiliate of Dover (including for this purpose an member of the Knowles Group) prior to the Effective Date with respect to a transaction or transactions undertaken in connection with the Separation, Contribution and Distribution, together with all supplemental filings and exhibits thereto.

“Other Transaction” has the meaning ascribed to such term in Section 3.01(a).

“Parties” means the parties to this Agreement.

“Past Practices” has the meaning ascribed to such term in Section 2.04(e).

“Person” has the meaning set forth in the Distribution Agreement.

“Post-Distribution Period” means any taxable period or portion of a taxable period beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period or portion of a taxable period ending on or before the Distribution Date.

“Prime Rate” has the meaning set forth in the Distribution Agreement.

“Private Letter Ruling” means the private letter ruling issued by the IRS on [            ] in connection with the Separation, Contribution, Distribution, and related transactions, including the request for such rulings together with all supplemental filings and exhibits thereto submitted to the IRS on behalf of Dover or its subsidiaries in connection therewith.

“Remitting Party” has the meaning ascribed to such term in Section 5.17(b).

“Responsible Party” has the meaning ascribed to such term in Section 5.17(b).

“Section 355(e) Event” has the meaning ascribed to such term in Section 3.01(b).

“Separation” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Specified Action” has the meaning ascribed to such term in Section 4.02(b).

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Tax” means: (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) together with any interest, penalties, additions to tax or additional amounts with respect thereto imposed by any Tax Authority on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means the reduction in Tax that should result from any item of loss, deduction (including from depreciation or amortization), or credit (or any other item), whether or not an actual reduction in Tax occurs, including any interest with respect thereto or interest that would have been payable but for such item, net of any Tax on such interest. For purposes of calculating the amount of any Tax Benefit, the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to each item of income, gain, loss, deduction, or credit (or any other item) shall be used.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining any Tax (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means the increase in Tax that should result from any item of income or gain (or any other item), whether or not an actual increase in Tax occurs, including any interest with respect thereto, net of any Tax savings attributable to such interest. For purposes of calculating the amount of any Tax Detriment, the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to each item of income, gain, loss, deduction, or credit (or any other item) shall be used.

“Tax Opinion” means the opinion on the United States federal income taxation of certain matters involved in the Separation, Contribution and the Distribution and related transactions provided by Baker & McKenzie LLP to Dover.

“Tax Records” means all records relating to any Tax, including without limitation Tax Returns, journal vouchers, cash vouchers, general ledgers, material contracts, Tax Return workpapers and schedules, appraisal reports, authorizations for expenditures, and documents relating to rulings or other Determinations by any Tax Authority.

“Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other law with respect to Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Third Party” has the meaning set forth in the Distribution Agreement.

“Voltronics Business” means the operations of Voltronics Corporation, the operations of K&L Microwave Inc. attributable to the assets and liabilities transferred in the merger of Voltronics Corporation, and the operations of New Voltronics Inc.

ARTICLE II. RESPONSIBILITY FOR TAX

Section 2.01 Responsibility for Tax.

(a)	Except as specifically provided in any of the agreements contemplated by the Distribution Agreement, including the EMA with respect to Employment Taxes, Dover shall be responsible for, and shall indemnify and hold harmless the Knowles Group from any liability for (i) any Tax imposed by any Tax Authority on a member of the Dover Group excluding for this purpose (w) the amount of such Taxes attributable to any member of the Knowles Group for any taxable period, (x) any Tax attributable to the Voltronics Business for any taxable period (y) one-half of the aggregate amount of Taxes (including income Taxes) imposed on a member of the Dover Group (determined following the Separation) arising from, or attributable to, any direct or indirect transfer of assets (including stock) or liabilities in the Separation (other than a Covered Transaction Tax) and including such transfers contemplated to occur after the Effective Time other than such amounts recoupable by a member of the Dover Group and (z) any Covered Transaction Tax for which Knowles is responsible under Section 3.01(b); (ii) the Taxes described in Section 2.01(b)(i)(w), (x) and (y); (iii) any Employment Taxes imposed on Dover or any Dover Affiliate arising as a transferee of employees of Knowles or any Knowles Affiliate in connection with the Separation; and (iv) any Tax (other than a Covered Transaction Tax) imposed on Knowles or a Knowles Affiliate as a result of an action undertaken, or a failure to act, by Dover or a Dover Affiliate (determined following the Separation) after the Effective Time (other than resulting from a Tax Contest) which gives rise to a Tax on Dover or the Dover Affiliate that Knowles or the Knowles Affiliate is jointly and severally liable for.

(b)

Except as specifically provided in any of the agreements contemplated by the Distribution Agreement, including the EMA with respect to Employment Taxes, Knowles shall be responsible for, and shall indemnify and hold harmless the Dover Group from any liability for (i) any Tax imposed by any Tax Authority on a member of the Knowles Group for any taxable period including Employment Taxes imposed on Knowles or any Knowles Affiliate as a transferee of employees of any member of the Dover Group in connection with the Separation and excluding for this purpose (w) any Covered Transaction Tax for which Dover is responsible under Section 3.01(a), (x) the amount of such Taxes attributable to any member of the Dover Group (determined following the Separation) for any taxable period and (y) one-half of the aggregate amount of Taxes (including income Taxes) imposed on a member of the Knowles Group arising from, or attributable to, any direct or indirect transfer of assets (including stock) or liabilities in the

Separation (other than a Covered Transaction Tax) and including such transfers contemplated to occur after the Effective Time other than such amounts recoupable by a member of the Knowles Group; (ii) the Taxes described in Section 2.01(a)(i)(w)-(z); (iii) any Tax (other than a Covered Transaction Tax) imposed on Dover or a Dover Affiliate as a result of an action undertaken, or a failure to act, by Knowles or a Knowles Affiliate after the Effective Time (other than resulting from a Tax Contest); and (iv) except to the extent related to a Covered Transaction Tax, any gain recognized or recapture of income (including under any gain recognition agreement entered into by Dover or any Dover Affiliate in accordance with Treasury Regulations Section 1.367(a)-8) in relation to an action, or failure to act, of a member of the Knowles Group arising under any Tax law.

(c)	The amount of Taxes attributable to the Knowles Group or the Dover Group (i.e., the Non-Filing Group) in the Tax Return filed by a member of the other group (i.e., the Filing Group) will be determined by treating the Non-Filing Group as if it filed the relevant Tax Return on a standalone basis in a manner consistent with Past Practices, using the maximum statutory tax rate in effect for the taxable period and utilizing only the tax losses and other attributes of such Non-Filing Group reflected on the Filing Group’s Tax Return for the taxable period in question which produces a Tax Benefit during such taxable period to the Filing Group. Notwithstanding the foregoing, for purposes of determining the amount of Taxes attributable to the Knowles Group under Section 2.01(a)(i)(w) upon a Determination (other than as a result of the expiration of the statute of limitations) with respect to any Tax Return for which the Knowles Group is the Non-Filing Group, the amount of such Taxes shall be determined pursuant to Section 2.02(b)(iv). The Taxes attributable to the Voltronics Business shall be the Taxes incurred by Voltronics Corporation prior to its merger with and into K&L Microwave, Inc., the Taxes attributable to the Voltronics Business operated by K&L Microwave Inc. after the merger as reasonably determined by Dover as if the Voltronics Business were a standalone entity under the principles set forth in this Section 2.01(c) and the Taxes incurred by New Voltronics Inc.

(d)	The Tax incurred in Straddle Periods shall be separated into a Pre-Distribution Period and a Post-Distribution Period by treating the day including the Effective Time as the termination of the Pre-Distribution Period and the day immediately following the day including the Effective Time as the commencement of the Post-Distribution Period, whether or not allowed under applicable law, and the Tax attributable to the Non-Filing Group for the Pre-Distribution Period shall be determined by applying the principles of Section 2.01(c).

Section 2.02 Refunds, Tax Benefits, and Other Allocations

(a)	Refunds and Carrybacks.

(i)	Dover Refunds. Except as provided in Section 2.02(a)(iv) below, Dover shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) with respect to any Tax for which Dover is responsible under Section 2.01.

(ii)	Knowles Refunds. Except as provided in Section 2.02(a)(iv) below, Knowles shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) with respect to any Tax for which Knowles is responsible under Section 2.01 other than for a Tax Return for a taxable period for which the Dover Group is the Filing Group.

(iii)	Payment of Refunds. Except as provided in Section 2.02(a)(iv), Knowles shall forward to Dover, or reimburse Dover for, any refunds due Dover (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any Tax Detriment attributable to such refunds), and Dover shall forward to Knowles, or reimburse Knowles for, any refunds due Knowles (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any Tax Detriment attributable to such refunds). In the case of a refund received in the form of a credit against other or future Tax liabilities, reimbursement with respect to such refund shall be due in each case within thirty (30) days after the due date for payment of the Tax against which such refund has been credited. Any payment required to be made pursuant to this Section 2.02(a)(iii) shall be made within thirty (30) days of the receipt of the refund. If Dover reasonably so requests, Knowles, at Dover’s expense, shall file for and pursue any refund to which Dover is entitled under this Section 2.02(a), provided that the foregoing does not have a material adverse impact on the Knowles Group, as reasonably determined by Knowles. If Knowles reasonably so requests, Dover, at Knowles’ expense, shall file for and pursue any refund to which Knowles is entitled under this Section 2.02(a), provided that the foregoing does not have a material adverse impact on the Dover Group, as reasonably determined by Dover. The Party making a payment pursuant to this Section 2.02(a)(iii) must deliver with the payment a statement describing in reasonable detail the basis for the calculation of the amount being paid.

(iv)	Carrybacks.

1)

The Non-Filing Group shall be entitled to any refund of, or credit against, the Filing Group’s Tax for a Pre-Distribution Period resulting from carrying back any item of loss, deduction or credit that arises in any Post-Distribution Period of the Non-Filing

Group only to the extent that (A) the Filing Group has no item of loss, deduction, or credit that can be carried back to such taxable period and (B) such carryback does not have a material adverse impact on the Filing Group, as reasonably determined by the Filing Group. If the Filing Group receives any such refund (or benefit of such credit), it shall pay the portion thereof to which Non-Filing Group is entitled within thirty (30) days of the later of (C) a Determination with respect to the Filing Group’s Tax for such Pre-Distribution Period or (D) a Determination with respect to the Non-Filing Group’s Tax for the Post-Distribution Period that gave rise to the refund received by the Filing Group (or to the credit against the Filing Group’s Tax); PROVIDED, HOWEVER, that if the Non-Filing Group Parent provides the Filing Group Parent with a letter of credit in a form reasonably acceptable to the Filing Group Parent and issued by a major money center commercial bank reasonably acceptable to the Filing Group Parent not expiring before the later of clause (C) or (D) of this Section 2.02(a)(iv)(1), then the Filing Group Parent shall pay to the Non-Filing Group Parent that portion of the refund (or credit against Tax) covered by the letter of credit no later than thirty (30) days after receipt of the refund (or, in the case of a credit, the filing of the Tax Return that includes such credit) or of the letter of credit, whichever is later.

2)	If the Non-Filing Group has a loss or other Tax attribute for any Post-Distribution Period that is to be carried back to any Pre-Distribution Period, the Non-Filing Group Parent shall notify the Filing Group Parent that such item should be carried back. Such notification shall include a description in reasonable detail of the grounds for the refund and the amount thereof, and a certification by an appropriate officer of the Non-Filing Group Parent setting forth the Non-Filing Group’s belief, based on a thorough examination of the facts and Tax law relating to the Tax treatment of such item, that (A) the Tax treatment of such item is supported by “substantial authority” within the meaning of Section 6662 of the Code (and the Treasury Regulations thereunder) or, where applicable, any analogous provision of state, local or foreign law and (B) the transaction has economic substance for purposes of Section 7701 of the Code and any analogous provision of state, local or foreign law. The Filing Group Parent, at the Non-Filing Group Parent’s expense, shall cooperate with the Non-Filing Group in connection with the filing and processing of any Non-Filing Group carryback and shall provide the Non-Filing Group Parent with copies of all correspondence related thereto.

3)	If the Filing Group Parent pays any amount to the Non-Filing Group Parent under Section 2.02(a)(iv)(1) and, as a result of a subsequent Determination, the Non-Filing Group is not entitled to all or any part of such amount, the Filing Group Parent shall notify the Non-Filing Group Parent of the amount to be repaid to the Filing Group Parent and provide a description in reasonable detail of the manner in which such amount was calculated. The Non-Filing Group Parent shall pay such amount to the Filing Group Parent within thirty (30) days of such notification.

4)	Any payment required to be made by the Filing Group Parent pursuant to this Section 2.02(a)(iv) shall bear interest at the Prime Rate plus two percent from the date a refund is received by Filing Group. Any payment required to be made by the Non-Filing Group Parent pursuant to this Section 2.02(a)(iv) shall bear interest at the Prime Rate plus two percent beginning thirty (30) days after the Filing Group Parent notifies the Non-Filing Group Parent of the amount to be repaid. Such interest shall be paid at the same time as the payment to which it relates.

(b)	Effect of Audit Adjustments.

Notwithstanding Section 2.01 —

(i)	Payments by Knowles to Dover. Except as provided in Section 3.01(b), if as a result of a Determination, any adjustment shall be made to any Tax Return for a taxable period relating, in whole or in part, to Tax for which any member of the Dover Group (determined following the Separation) is responsible, and if such adjustment results in both (x) a Tax Detriment to any member of the Dover Group for the taxable period and (y) a Tax Benefit to any member of the Knowles Group for any taxable period, then Knowles shall pay to Dover an amount equal to the lesser of the Tax Benefit for each taxable period and the Corresponding Portion of the Tax Detriment. For the avoidance of doubt, this Section 2.02(b)(i) shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by any member of the Dover Group from any member of the Knowles Group. For purposes of determining the Tax Benefit, the Tax Benefit shall be calculated based solely on the Tax Benefit realized by the relevant Knowles Group member directly affected by the Determination.

(ii)

Payments by Dover to Knowles. If as a result of a Determination, any adjustment shall be made to any Tax Return for a taxable period relating, in whole or in part, to Tax for which any member of the Knowles Group is responsible, and if such adjustment results in both (x) a Tax Detriment to any member of the Knowles Group for the taxable period and (y) a Tax Benefit to any member of the Dover Group for any taxable period, then Dover shall pay to Knowles an amount equal to the lesser of the Tax Benefit for such taxable period and the Corresponding Portion of the Tax Detriment. For the avoidance of doubt, this Section 2.02(b)(ii) shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by any member of the Knowles Group from any member of the Dover Group. For purposes of determining the Tax Benefit, the Tax Benefit shall be calculated based solely on the Tax Benefit realized by the relevant Dover Group member directly affected by the Determination.

(iii)	Timing of Payments. Any payment required to be made pursuant to this Section 2.02(b), shall be made the later of (x) thirty (30) days after the Determination that results in such payment pursuant to this Section 2.02(b) and (y) the earlier of (I) the due date of the Tax Return that includes the Tax Benefit that gives rise to the requirement for such payment and (II) the date the Tax Benefit is recognized in the financial statements of the Party making the payment.

(iv)	Determination of Tax Detriment. Notwithstanding any other provision of this Agreement, the amount of a Tax Detriment with respect to income taxes attributable to the Knowles Group as a result of a Determination with respect to a Tax Return for a taxable period that includes both members of the Knowles Group and Dover Group (determined following the Distribution) shall be the aggregate of the adjustments to income of members of the Knowles Group resulting from such Determination (whether positive or negative) multiplied by the maximum statutory tax rate in effect for the taxable period in the relevant jurisdiction also taking into account adjustments of Tax credits in such Determination; provided, however, that (x) in no event shall such Tax Detriment be less than zero and (y) any Tax Detriment for a taxable period attributable to a combination of one or more members of the Dover Group with one or more members of the Knowles Group in a jurisdiction, where such members filed Tax Returns without such combination for such taxable period, shall be borne by the Knowles Group.

(c)	Other Allocations

(i)	Research and Experimentation Credit Base Period. Dover shall reasonably make the allocations to Knowles required under Section 41(f)(3) of the Code and inform Knowles of such allocations. Knowles agrees that it shall not file any Tax Return that is inconsistent with the amount of qualified research expenditures and gross receipts allocated to it by Dover.

(ii)	Allocation of Earnings and Profits. The allocation of earnings and profits between Dover and Knowles and between their Affiliates in the case of any Internal Distribution shall be reasonably determined by Dover pursuant to Section 312(h) of the Code and the relevant Treasury Regulations under the Code. Dover shall provide the allocation of earnings and profits to Knowles within ninety days after the distribution date.

(iii)	Treatment of Tax Attributes. Dover shall in good faith advise Knowles in writing of the portion, if any, of the Tax attributes, including overall foreign loss or consolidated, combined or unitary attributes, which Dover determines shall be allocated or apportioned to the Knowles Group under applicable law. Knowles and all members of the Knowles Group shall prepare all Tax Returns in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations or any other applicable law are promulgated after the date of this Agreement that provide for any election that would affect the preparation of any Tax Return which affects both a member of the Dover Group and a member of the Knowles Group and applies such regulations retroactively, then any such election shall be made only to the extent that Dover and Knowles collectively agree to make such election. As soon as practicable after receipt of a written request from Knowles, Dover shall provide copies of any studies, reports, and workpapers supporting the Tax attributes, including earnings and profits, allocable to the Knowles Group. For the avoidance of doubt, Dover shall not be liable to Knowles or any member of the Knowles Group for any failure of any determination under this Section 2.02(c) to be accurate under applicable Law.

(iv)	Revised Allocations. The allocations made under this Section 2.02(c) shall be revised by Dover to reflect each subsequent Determination that affects such allocations for any Pre-Distribution Period. Each revised calculation shall be provided to Knowles within 120 days of the Determination to which the revision relates.

(v)	Review of Allocations. Knowles shall have the right to review the accuracy, but not the methodology, of any allocation made under this Section 2.02(c). Knowles shall notify Dover of any disagreement within forty-five (45) days of being notified of any allocation. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

Section 2.03 Option Deductions. Solely the member of the Dover Group or the Knowles Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of either group, was most recently employed, at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of equity awards and other incentive compensation of such individual described in the EMA, shall be entitled to claim any income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event. To the extent any Tax deduction that is described in the first sentence of this Section 2.03 and claimed by any member of the Dover Group is disallowed to any and all members of the Dover Group and a Tax Authority makes a Determination that a member of the Knowles Group is entitled to such deduction, Dover shall notify Knowles of the receipt of such Determination, promptly after receipt thereof, and Knowles shall pay to Dover the lesser of the amount of its Tax Benefit and the amount of the corresponding Tax Detriment in accordance with Section 2.02(b). To the extent any Tax deduction that is described in the first sentence of this Section 2.03 and claimed by any member of the Knowles Group is disallowed to any and all members of the Knowles Group and a Tax Authority makes a Determination that a member of the Dover Group is entitled to such deduction, Knowles shall notify Dover of the receipt of such Determination, promptly after receipt thereof, and Dover shall pay to Knowles the lesser of the amount of its Tax Benefit and the amount of the Corresponding Portion of the Tax Detriment in accordance with Section 2.02(b).

Section 2.04 Tax Returns.

(a)

Except as provided in Section 2.04(b), Dover shall prepare and timely file all Tax Returns for Pre-Distribution Periods (other than a Straddle Period) for which either the Dover Group or the Knowles Group is the Filing Group and all Tax Returns for Straddle Periods for all members of the Dover Group. In connection with each federal, state, local, and foreign Tax Return that is required under this Agreement to be filed by Dover for taxable periods ending in 2013 and 2014, Knowles shall timely furnish to Dover Tax information and documents as Dover may reasonably request. With respect to any information required to be provided by Knowles pursuant to this Section 2.04(a), (i) Dover shall utilize such information in the preparation of the appropriate Tax Returns as provided by Knowles, except to the extent (a) Knowles provides its prior written consent to change any such information, or (b) Dover determines in good faith that such information is inaccurate or incomplete in a material respect, and (ii) Knowles agrees to indemnify and hold harmless Dover and its Affiliates from and against any cost, fine, penalty, or other expense of any kind attributable to the misconduct or negligence of Knowles or any of its Affiliates in supplying Dover with inaccurate or incomplete information. An appropriate officer of Knowles shall provide a certification that, to such officer’s best knowledge and belief, any and all information provided pursuant to this Section 2.04(a) is accurate and complete. If Knowles fails to provide any information required by this Section 2.04(a) within the time period specified, Dover may file the applicable Tax Returns based on the information available at the time such Tax Returns are due and Knowles shall indemnify and hold harmless Dover and its Affiliates from Taxes or other costs imposed on Dover or any of its Affiliates but only to the extent resulting from Knowles’s failure to provide such information in a timely manner. In addition, Knowles shall make available employees and officers of Knowles and Knowles Affiliates, as

Dover reasonably requests, to prepare and file any Tax Return for any Pre-Distribution Period or Straddle Period (including any claims for refunds described in Section 2.02(a)) or to conduct any Tax Contest with respect to any such Tax Return. If Knowles is responsible under Section 2.01 for a portion of any Tax reported on a Tax Return prepared under this Section 2.04(a) by Dover, Dover shall provide Knowles with a copy of such Tax Return at least thirty (30) days prior to its due date. Knowles shall notify Dover of any disagreement within 20 days of Knowles’s receipt of such Tax Return. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

(b)	Knowles shall be solely responsible for preparing and timely filing all Tax Returns relating to any Taxes that any member of the Knowles Group is required to file under applicable law for any Post-Distribution Period (other than a Straddle Period) and shall prepare and timely file all Tax Returns for Straddle Periods that a member of the Knowles Group is required to file under applicable law. If Dover is responsible under Section 2.01(a) for a portion of any Tax reported on a Straddle Period Tax Return prepared by a member of the Knowles Group, Knowles shall provide Dover with a copy of such Tax Return at least thirty (30) days prior to its due date. Dover shall notify Knowles of any disagreement within 20 days of Dover’s receipt of such Tax Return. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

(c)	No amended Tax Return for any Pre-Distribution Period shall be filed by the Filing Group that includes a member of the Non-Filing Group unless the Non-Filing Group Parent consents, which consent shall not be unreasonably denied or withheld.

(d)	No Tax election may be made with respect to any Tax Return for a Pre-Distribution Period by a member of the Filing Group that would affect a member of the Non-Filing Group unless notice of such Tax election is provided to the affected Non-Filing Group Parent within forty-five (45) days before such Tax Return will be filed. The Non-Filing Group Parent shall have the right to review such elections and request, within 15 days of such notice, that an alternative election be made. If the Filing Group Parent reasonably determines that such alternative election will not result in any increased Tax liability or reduced Tax attribute of the Filing Group, the Filing Group Parent shall comply with such request.

(e)

Except as otherwise provided in this Agreement, in the case of any Tax Return for or that includes a Pre-Distribution Period, the Party responsible for preparing and filing such Tax Return pursuant to this Section 2.04 shall prepare (or shall cause the appropriate member of its Group to prepare) such Tax Return in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used in preparing and filing the corresponding Tax Return for prior periods and, to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices. In addition, unless otherwise required by applicable law, in the preparation and filing of any Tax Return for or that includes a Pre-Distribution Period, the Party responsible for preparing and filing such Tax Return shall not take (or shall cause the appropriate member of its Group not to take) any position (or make any election) that is inconsistent with any position taken or election made by Dover in connection with the preparation and filing of any consolidated U.S. Federal Income Tax Return that includes any Pre-Distribution Period. The Party not responsible for preparing and filing a Tax Return under this Section 2.04 shall cooperate as reasonably necessary to allow the other Party to prepare and file such Tax Return.

Section 2.05 Cooperation, Exchange of Information, and Tax Records.

(a)	Cooperation and Exchange of Information. Each Party shall provide to the other such cooperation and information as reasonably may be requested in connection with (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Tax or a right to a refund of Tax, or (iii) participating in or conducting any Tax Contest. Such cooperation and information shall include providing copies of relevant Tax Records. Each Party shall devote the personnel and resources necessary in order to carry out this Section 2.05(a) and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Party shall carry out its responsibilities under this Section 2.05(a) charging to the other only the out-of-pocket costs actually incurred except that Knowles shall not be entitled to compensation for information provided to Dover pursuant to Section 2.04(a). Any information obtained under this Section 2.05(a) shall be kept in strict confidence, with at least the same degree of care that applies to Dover’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, except as otherwise may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Knowles shall execute all necessary or appropriate forms, including powers of attorney, reasonably requested by Dover in connection with any action taken by Dover pursuant to this Agreement.

(b)	Record Retention. Each of Dover and Knowles shall retain all Tax Records in its possession as of the Effective Time relating to any Pre-Distribution Period that are relevant to the other Party for purposes described in Section 2.05(a) until such time as the other Party shall consent to the disposition of such Tax Records, which consent shall not be withheld unreasonably.

Section 2.06 Tax Contests.

(a)

Notice. The Indemnified Party shall provide prompt notice to the Indemnifying Party of any pending or threatened Tax audit, assessment, or proceeding, or other Tax Contest, of which it becomes aware, related to Tax for which it is indemnified by the Indemnifying Party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority with respect to any such matters. If the Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (i) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Tax resulting from such assertion of Tax liability, and (ii) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the Indemnifying Party, then any amount that the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

(b)	Control of Tax Contests.

(i)	Knowles. Knowles shall have full responsibility and discretion in conducting, including settling, any Tax Contest involving a Tax Return which includes only members of the Knowles Group (taking into account any adjustment to the entities included on such Tax Return asserted in, or arising from, any Tax Contest) other than a Covered Transaction Tax. Knowles shall provide notice to Dover and shall consult in good faith with Dover in connection with any Tax Contest in which Dover is required to make a payment to Knowles under Section 2.02(b)(ii) or any Tax Contest in which the outcome is relevant to any member of the Dover Group for any Pre-Distribution Period.

(ii)	Dover. Dover shall have full responsibility and discretion in conducting, including settling, any Tax Contest that Knowles does not control pursuant to Section 2.06(b)(i). Dover shall consult in good faith with Knowles in connection with any Tax Contest described in this Section 2.06(b)(ii). Dover shall provide notice to Knowles and shall consult in good faith with Knowles in connection with any Tax Contest in which Knowles is required to make a payment to Dover under Section 2.02(b)(i) or any Tax Contest in which the outcome is relevant to any member of the Knowles Group for any Post-Distribution Period.

(iii)

Covered Transaction Taxes. Knowles shall have the right to participate in the conduct of a Tax Contest related to Covered Transaction Taxes as a result of the application of Section 355(e) of the Code if, and only if, (x) Knowles has acknowledged in writing its liability for such Covered Transaction Tax if Section 355(e) were determined to apply, (y) Knowles shall have provided Dover with a letter of credit in a form reasonably acceptable to Dover and issued by a major money center commercial bank reasonably acceptable to Dover, not expiring before a Determination has occurred with respect to Dover’s Tax for the Post-Distribution Period that gave rise to the Covered Transaction Tax at issue, and in an amount equal to the maximum amount of Covered Transaction Tax at issue in the Tax Contest and (z) no Tax Return of any member of the Dover Group with respect to which any member of the Dover Group may reasonably be viewed as having an actual or potential liability for any Tax not indemnified against by Knowles is held open as a result of such Tax Contest. Dover shall not settle any Tax Contest described in this paragraph (iii) without the consent of Knowles, which consent shall not be unreasonably withheld.

ARTICLE III. TRANSACTIONS TAX

Section 3.01 Transactions Tax.

(a)	General. Except as otherwise provided in Section 3.01(b), Dover shall be responsible for, and shall indemnify and hold harmless the Knowles Group from any and all (i) liabilities sustained by Dover or Knowles as a result of the Distribution failing to qualify as Tax-free to the Dover shareholders pursuant to Section 355(a) of the Code, and (ii) federal, state, local, and foreign Tax imposed by any Tax Authority on Dover or any Dover Affiliate or Knowles or any Knowles Affiliate as a result of (x) the failure of any of the transactions described in the Private Letter Ruling or Tax Opinion (including each Internal Distribution) to be treated as provided in such ruling or opinion; (y) the failure of any of the transactions described in the Other Tax Rulings (each an “Other Transaction”) to be treated as provided in such rulings; and (z) the inclusion, or taking into account, of any income or gain by Dover or any Dover Affiliate or Knowles or any Knowles Affiliate under Treasury Regulations Section 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Separation and Distribution and (iii) reasonable attorney fees and other costs incurred by a member of the Dover Group (determined after the Separation) in connection with the liabilities or Taxes described in subclasses (i) and (ii) (each of subclauses (i) through (ii), a “Covered Transaction Tax”).

(b)

Inconsistent Acts and Events. Knowles shall be responsible for, and shall indemnify and hold harmless the Dover Group from and against any liability for, any Covered Transaction Tax (including without limitation reasonable attorney fees and other costs incurred in connection therewith) resulting from (i) any breach by any member of the Knowles Group of any of the representations or covenants under Article IV hereof, (ii) any Specified Action performed by any member of the Knowles Group (whether or not Section 4.02(d) is complied with), (iii) any Section 355(e) Event with respect to a member of the Knowles Group (whether or not such Section 355(e) Event is caused by a Specified Action), and (iv) if clauses (i), (ii) and (iii) do not apply, one-half of any Covered Transaction Tax not caused by a member of the Dover Group, either as a result of an action or failure to act or of a breach of any representation or covenant provided in Article IV, and not arising under Sections 355(d), (e) or (f) of the Code.

A Section 355(e) Event with respect to a member of the Knowles Group means any event after the Distribution, involving the stock of Knowles or a Knowles Affiliate or assets of any member of the Knowles Group, that causes the Distribution or any distribution described in the Private Letter Ruling or Tax Opinion of the stock of foreign and U.S. subsidiaries for which rulings or opinions were requested (each an “Internal Distribution”) to be a taxable event to any member of the Dover Group as the result of the application of Section 355(e) of the Code.

ARTICLE IV. REPRESENTATIONS AND COVENANTS

Section 4.01 Representations.

(a)	Dover represents that, as of the date of this Agreement, neither it nor any of its Affiliates knows of any fact that would jeopardize the Tax treatment of the transactions provided by the Private Letter Ruling, the Other Tax Rulings or Tax Opinion or that otherwise would result in a Covered Transaction Tax.

(b)	Knowles represents that, as of the date of this Agreement, neither it nor any of its Affiliates knows of any fact that would jeopardize the Tax treatment of the transactions provided by the Private Letter Ruling, the Other Tax Rulings or Tax Opinion, or that otherwise would result in a Covered Transaction Tax.

(c)	Dover represents that, as of the date of this Agreement, neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling, the Other Tax Rulings or Tax Opinion, or that otherwise would result in a Covered Transaction Tax.

(d)	Knowles represents that, as of the date of this Agreement, neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling, the Other Tax Rulings or Tax Opinion or that otherwise would result in a Covered Transaction Tax.

(e)	Knowles represents that, as of the date of this Agreement, neither it nor any of its Affiliates has entered into any agreement, understanding, arrangement, or substantial negotiation with respect to any transaction or event (including stock issuances, option grants, capital contributions, acquisitions, and changes in the voting power of any of its stock), that may cause Section 355(e) of the Code to apply to the Distribution or any Internal Distribution.

Section 4.02 Covenants.

(a)	Conduct. Knowles covenants and agrees that it shall not take, and it shall cause its Affiliates to refrain from taking, any action that reasonably may be expected to result in any Covered Transaction Tax described in Section 3.01(b). This includes taking any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling, the Tax Opinion or the Other Tax Rulings (any such action, including any action referred to in Section 4.02(a)(i) through (iv), is referred to in this Agreement as a “Specified Action”). Without limiting the foregoing:

(i)	Specified Actions. Any time before the second anniversary of the Distribution Date, Knowles shall not (and shall cause its Affiliates to not) (A) liquidate, merge, or consolidate with or into any corporation that was not already wholly owned by Knowles or by a wholly owned subsidiary of Knowles prior to such transaction; (B) issue any of its capital stock in one or more transactions, other than (i) issuances to employees, directors, or independent contractors in connection with the performance of services for Knowles (that are not excessive by reference to the services performed) which issuances either (x) are with respect to the exercise of options of Knowles that are substituted for Dover options or (y) satisfy Safe Harbor VIII of Treasury Regulations Section 1.355-7(d) to not be treated for purposes of Section 355(e) of the Code to be part of a plan or series of related transactions that includes the Distribution or the Internal Distributions or (ii) issuances of stock that satisfy Safe Harbor IX of Treasury Regulations Section 1.355-7(d); (C) redeem, purchase, or otherwise reacquire any of its capital stock in one or more transactions; (D) change the voting rights of any of its stock; (E) issue any options to acquire Knowles Shares other than options that satisfy Safe Harbor VIII of Treasury Regulations Section 1.355-7(e)(3)(ii); (F) sell, exchange, distribute, or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied on to satisfy Section 355(b) of the Code or any comparable provision of state, local or foreign law; or (G) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied on to satisfy Section 355(b) of the Code or any comparable provision of state, local or foreign law. Notwithstanding the foregoing, clauses (A) through (E) of this Section 4.02(a)(i) shall not apply unless there are transactions described in such clauses any time before the second anniversary of the Distribution Date that result in one or more Persons acquiring directly or indirectly stock representing, in the aggregate, a 40 percent or greater interest in Knowles (as defined in Sections 355(d)(4) and 355(e) of the Code). This Section 4.02(a)(i) and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

(ii)	No Inconsistent Actions. Regardless of any change in circumstances, Knowles covenants and agrees that it shall not take any action (and it shall cause its Affiliates to refrain from taking any action) that is inconsistent with any factual statements or representations made in connection with in the Private Letter Ruling, Tax Opinion or the Other Tax Rulings on or before the second anniversary of the Distribution Date other than as permitted in this Section 4.02. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

(iii)	Section 355(e). Without in any manner limiting paragraph (i) or (ii) of Section 4.02(a), Knowles covenants and agrees that, through the second anniversary of the Distribution Date, it shall refrain from entering into (and it shall cause its Affiliates to refrain from entering into) any agreement, understanding, arrangement, or substantial negotiation with respect to any transaction or event (including stock issuances, option grants, capital contributions, acquisitions, or changes in the voting power of any of its stock), that could reasonably be expected to cause Section 355(e) of the Code to apply to the Distribution or any Internal Distribution.

(b)	Amended or Supplemental Rulings. Knowles covenants and agrees that it shall refrain from filing, and it shall cause its Affiliates to refrain from filing, a request for any amendment or supplement to the Private Letter Ruling or the Other Tax Rulings subsequent to the Distribution Date without the consent of Dover, which consent shall not be unreasonably withheld.

(c)	Tax Returns. Each of Dover and Knowles covenants and agrees that it shall refrain from taking, and it shall cause its Affiliates to refrain from taking, any position on a Tax Return that is inconsistent with (i) the Tax treatment of the transactions provided by the Private Letter Ruling or Tax Opinion, (ii) the Contribution (and the contributions with respect to the Internal Distributions, if any) qualifying for Tax-free treatment under Section 361 of the Code, (iii) the Tax treatment of the transactions provided by the Other Tax Rulings, or (iv) the documents effecting any transaction undertaken in connection with the Separation that is not addressed by the Private Letter Ruling, any Other Tax Ruling or Tax Opinion.

(d)	Exception. Notwithstanding the foregoing, Knowles shall be permitted to take an action inconsistent with Section 4.02(a), if, prior to taking such action, Knowles provides notification to Dover of its plans with respect to such action and promptly responds to any inquiries by Dover following such notification, and (unless Dover agrees otherwise in writing) either:

(i)	In the case of an action affecting the Tax treatment of transactions described in the Private Letter Ruling or Tax Opinion, Knowles obtains a supplemental ruling with respect to the action from the Internal Revenue Service that is reasonably satisfactory to Dover (except that Knowles shall not submit any supplemental ruling request if Dover determines in good faith that filing such request could have a materially adverse effect on Dover), on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Private Letter Ruling,

(ii)	In case of an action affecting the Tax treatment of transactions described in the Private Letter Ruling or Tax Opinion, Knowles obtains an opinion, reasonably acceptable to Dover, of an independent nationally recognized Tax counsel, reasonably acceptable to Dover, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Private Letter Ruling or Tax Opinion, or

(iii)	In case of an action affecting the Tax treatment of the Other Transactions, Knowles obtains:

(a)	a supplemental ruling with respect to the action from the relevant Tax Authority that is reasonably satisfactory to Dover (except that Knowles shall not submit any supplemental ruling request if Dover determines in good faith that filing such request could have a materially adverse effect on Dover or any of its Affiliates), or

(b)	an opinion, reasonably acceptable to Dover, of an independent Tax counsel, reasonably acceptable to Dover, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Other Tax Rulings.

Notwithstanding anything to the contrary in this Agreement, Knowles shall be responsible for, and shall indemnify Dover and hold Dover harmless from, any Covered Transaction Tax resulting from a Specified Action of Knowles or any Knowles Affiliate, regardless of whether the exception of this Section 4.02(d) is satisfied with respect to such act.

(e)	Duty to Mitigate Recognition or Recapture of Income. Prior to any event that may result in recognition or recapture of income (including under any gain recognition agreement entered into pursuant to Treasury Regulations Section 1.367(a)-8), Dover and Knowles shall use (and shall cause the members of the Dover Group and Knowles Group, respectively, to use) all commercially reasonable efforts to eliminate such gain recognition or recapture of income or otherwise avoid or minimize the impact thereof to the other party, including by the execution of an appropriate gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

(f)	Dover shall provide to Knowles true and complete copies of all ruling requests, rulings, tax opinions, tax opinion representation letters and any supplement of such documents (including all exhibits and attachments thereto) provided to or received from a Tax Authority or Tax counsel in connection with the Separation and Distribution by the later of (i) the Distribution Date or (ii) thirty (30) days of providing or receiving such document; provided, however, that Dover shall not be required to provide to Knowles drafts of any such documents.

Section 4.03 No Continuing Liability for Former Members.

(a)	Dover Affiliates. If a Dover Affiliate ceases to be a member of the Dover Group as a result of a bona fide sale or exchange of all of the stock of such member, other than an exchange for which the consideration received by Dover is the stock of Dover or a Dover Affiliate, the departing Dover Affiliate shall be released from its obligations under this Agreement upon its departure from the Dover Group.

(b)	Knowles Affiliates. If a Knowles Affiliate ceases to be a member of the Knowles Group as a result of a bona fide sale or exchange of all of the stock of such member, other than an exchange for which the consideration received by Knowles is the stock of Knowles or a Knowles Affiliate, the departing Knowles Affiliate shall be released from its obligations under this Agreement upon its departure from the Knowles Group.

ARTICLE V. MISCELLANEOUS PROVISIONS

Section 5.01 Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)	Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3 of the Distribution Agreement, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b)	Entire Agreement. This Agreement and the Distribution Agreement contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement. In the event of any conflict between the Transfer Documents and this Agreement, the provisions of this Agreement shall control. The Parties agree that the Transfer Documents are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of Dover, any Dover Affiliate, Knowles or any Knowles Affiliate from those contained in this Agreement.

(c)	Corporate Power. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 5.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 5.03 Consent to Jurisdiction. Subject to the provisions of Section 5.18 of this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 5.18 or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 5.08 hereof shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 5.03. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.04 Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement, including Section 4.02, were not performed in accordance with its specific terms or were otherwise breached. The Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, including Section 4.02, and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

Section 5.05 Waiver of Jury Trial. SUBJECT TO SECTION 5.18 AND SECTIONS 5.03 AND 5.04 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.06 Assignability; Successors. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (by merger, acquisition of assets or otherwise) and permitted transferees and assigns to the same extent as if such successor or permitted transferees and assigns had been an original party to the Agreement. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (i) a Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, but no such assignment shall release the assigning Party from any liability or obligation under this Agreement and (ii) a Party may assign this Agreement in whole in connection with a bona fide third party merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment under this clause (ii) the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 5.07 Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, any rights or remedies hereunder; and there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 5.08 Notice. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.08)

If to Dover:

Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

Attn: Vice President, Taxes

Facsimile:

With a copy to:

Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

Attn: General Counsel

Facsimile: 630-743-2671

If to Knowles:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attn: Vice President, Taxes

Facsimile:

With a copy to:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attn: General Counsel

Facsimile:

Section 5.09 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.10 No Set Off. Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

Section 5.11 Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 5.12 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and shall remain in full force and effect without limitation as to time.

Section 5.13 Affiliates. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. This Agreement is being entered into by Dover and Knowles on behalf of themselves and the members of their respective groups (the Dover Group and the Knowles Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary. For the avoidance of doubt, the provisions of this Section 5.13 shall be subject in all respects to the provisions of Section 4.03 and, upon request, the parties shall take all actions necessary to effectuate Section 4.03, including the execution of mutual release instruments.

Section 5.14 Waivers of Default. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 5.15 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 5.16 Interpretation. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement shall be deemed to refer to this Agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 5.17 Advisors. Dover has selected Baker & McKenzie LLP and Skadden, Arps, Slate, Meagher & Flom LLP as counsel in connection with the Distribution. Knowles acknowledges, for itself and each Knowles Affiliate, that Baker & McKenzie and Skadden, Arps, Slate, Meagher & Flom LLP are acting in the capacity as counsel to Dover and as counsel to Knowles, in connection with this Agreement and the provisions contemplated herein.

Section 5.18 Dispute Resolution. Any and all disputes between Dover and Knowles arising out of any provision of this Agreement shall be resolved through the procedures provided in Article VIII of the Distribution Agreement.

Section 5.19 Payments.

(a)	Procedure for Requesting and Making Indemnification Payments. On the occurrence of an event for which a Party is entitled to receive indemnification hereunder, such Party (the “Indemnified Party”) shall send the other Party (the “Indemnifying Party”) an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto. Unless a provision in this Agreement specifically provides a different time for payment, the Indemnifying Party shall pay to the Indemnified Party any payment it owes to the Indemnified Party under this Agreement within thirty (30) days after the receipt of the invoice for such payment.

(b)	Procedure for Making Other Payments. If a Party is responsible for any Tax under Section 2.01 (the “Responsible Party”) and such Tax must be remitted by the other Party (the “Remitting Party”), the Remitting Party shall send the Responsible Party an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto. Unless a provision in this Agreement specifically provides a different time for payment, the Responsible Party shall pay to the Remitting Party any payment it owes to the Remitting Party under this Agreement no later than thirty (30) days before the Remitting Party must remit the Tax to the appropriate Tax Authority.

(c)

Character of Payments. For Tax purposes, the Parties agree to treat any payment pursuant to this Agreement in the same manner as a capital contribution by Dover to Knowles or an adjustment to the Contribution made in the last taxable period beginning before the Distribution (or corresponding treatment with respect to any Internal Distribution) and, accordingly, as not includible in the gross income of the recipient and not deductible by the payor to the extent allowed under Law. If pursuant to a Determination it is determined that the receipt or accrual of any payment made under this Agreement is subject to any Tax, the Party making such payment shall be responsible for the After-Tax Amount with respect to such payment. The failure of a Party to include an After-Tax Amount in a demand for payment pursuant to this Agreement shall not be deemed a waiver by the Party of its right to receive an After-Tax Amount with respect to such payment.

(d)	Interest on Late Payments. Unless a provision in this Agreement specifically provides otherwise, any payment required to be made pursuant to this Agreement that is not made on or before the due date for such payment shall bear interest from the date after the due date to and including the date of payment at the Prime Rate plus two percent. Such interest shall be paid at the same time as the payment to which it relates. Any interest payable pursuant to this paragraph that is not paid when due shall bear interest at the Prime Rate plus two percent.

Section 5.20 No Duplication. Any indemnification provided under this Agreement shall be determined without duplication of recovery whether by operation of this Agreement, the Distribution Agreement or any other agreement entered into in connection with the Separation.

Section 5.21 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

DOVER CORPORATION		KNOWLES CORPORATION.

By:		By:
	Name:		Name:
	Title:		Title:

[Signature Page to Tax Matters Agreement]